UNITED STATES
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CH2M HILL Companies, Ltd.
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CH2M HILL — Frequently Asked Questions Regarding Special Meeting of Stockholders

January 23, 2015

On January 16, 2015, CH2M HILL filed a definitive proxy statement with the U.S. Securities and Exchange Commission seeking stockholder approval of amendments to CH2M HILL Companies, Ltd.’s Certificate of Incorporation. Set forth below are certain frequently asked questions about the amendments and related special meeting of stockholders.

Stockholders are encouraged to carefully read the definitive proxy statement.  The frequently asked questions set forth below are not a substitute for reading the definitive proxy statement and are qualified in their entirety by reference to the definitive proxy statement.

Q1.                Why is CH2M HILL Companies, Ltd. holding a special meeting of stockholders?

A.                        The Board of Directors has called the special meeting to approve amendments to our Certificate of Incorporation. The amendments are primarily intended to facilitate a third party minority investment in our capital stock by one or more large sophisticated investors while enhancing the requirement that the Board of Directors have a majority of employees.

Q2.                What are the proposed amendments to the Certificate of Incorporation?

A.                        The amendments consist of three proposals:

•                              Proposal 1 makes it possible for the company to issue CH2M HILL’s common stock to persons other than employees, directors, consultants or employee benefit trusts without getting approval from CH2M HILL stockholders and would also permit the company to issue preferred stock that is convertible into common stock without further stockholder approval.  In addition, Proposal 1 permits third party investors to transfer any shares they may purchase, subject to any negotiated contractual limitations.  For more information, please see the discussion below under “Why do we need to eliminate the restriction on the sale of common stock to non-employees”.

•                              Proposal 2 strengthens CH2M HILL’s current position as an independent company by (i) requiring 66 2/3% stockholder approval to amend our Bylaws; (ii) enhancing the requirement that employees constitute a majority of the Board of Directors at all times; and (iii) updating some out-of-date, obsolete and inoperative provisions in our Certificate of Incorporation to clarify the meaning and application of those provisions. For more information, please see the discussion below under “What is the reason for strengthening CH2M HILL’s independence”.

•                              Proposal 3 requires that certain types of lawsuits against CH2M HILL and its officers and directors be brought in the Delaware Court of Chancery.  For more information, please see the discussion below under “Why does CH2M HILL want to designate the Delaware Court of Chancery as the exclusive forum for certain lawsuits”.

Q3.                How does the Board of Directors recommend I vote?

A.                        The Board of Directors unanimously (including all employee directors) recommends that you vote “FOR” each of the amendments set forth in Proposals 1—3.

Q4.                What will happen if these proposals are not approved?

A.                        If these proposals are not approved, CH2M HILL would continue to operate with its existing capital structure and cash position.  While this may prove to be adequate for the company to succeed over the short and long term, management and the Board of Directors have determined it does not provide the company with an appropriate level of financial flexibility and cushion to withstand unexpected shocks in the business. The impact of the proposals on the internal market is discussed below under “How would CH2M HILL raising capital impact my ability to sell shares on the internal market”.

Q5.                Is CH2M HILL currently considering any specific capital raising proposals or arrangements?

A.                        While we are currently exploring the possibility of a capital raising transaction which could include the issuance of preferred stock which may be convertible into our common stock, CH2M HILL is not currently involved in discussions with potential investors, although such discussions could begin at any time.

Q6.                Why would CH2M HILL need to raise capital?

A.                        As a privately owned company without access to outside equity capital, CH2M HILL has operated with a smaller equity “cushion” than the large publicly traded companies in the engineering and construction sector.  In addition, CH2M HILL has experienced project losses and other adverse operating results in recent periods which has constrained our cash flow and liquidity position. Finally, the company in recent years has borrowed significant sums through bank debt in order to balance out the internal market. This combination of events has had a negative effect on our cash cushion and our credit capacity, and has created a situation where offering a minority equity interest is a wise and prudent course of action.  The company has also undergone a restructuring process that will require significant short-term funding in order to improve our longer term financial performance and cash flow.

Q7.                I thought I heard that CH2M HILL’s financial condition was improving. Why does the company still need to raise cash?

A.                        CH2M HILL’s core business is strong and performing well, and we are working hard to continue to improve our financial performance and take advantage of the lower operating costs that our restructuring will give us.  Our need to raise capital arises because of the debt load the company is carrying from balancing the internal market in prior years and from the impact of the EPC power projects that have not gone well. A stronger cash position would give us needed operational flexibility to manage risk, to take advantage of investment opportunities that we cannot afford today, and to help balance the internal market.

Q8.                How would CH2M HILL raising capital impact my ability to sell shares on the internal market?

A.                        One of management’s key objectives in raising third party capital is to be able to purchase more shares in the internal market than it otherwise would be able to afford.  However, the company’s ability to participate in the internal market depends on many other factors outside of a proposed offering of preferred stock.

Q9.                What is preferred stock, and how it is different from the common stock I own?

A.                        Common stock and preferred stock both represent ownership interests in a company. Holders of common stock generally vote for directors and on other matters and are entitled to one vote per share. Currently, all of CH2M HILL’s outstanding capital stock is in the form of common stock. Preferred stock, as the name suggests, typically entitles the holders to certain rights and preferences. In addition, while the Board of Directors determines the value of CH2M HILL’s common stock, the value of any preferred stock will be subject to negotiation between the company and a third party investor.

CH2M HILL believes that by offering preferred stock that is convertible into common stock, it will be offering a security that is desirable from an investor standpoint. CH2M HILL’s objective is to achieve a premium valuation on the preferred shares compared to the common share price at the time of issuance although there can be no guarantee that we will be successful in securing such a result.

Q10.         What types of rights and preferences would a preferred investor typically seek?

A.                        Preferred investors often have rights to dividends and payments before any payments are made to the common stockholders if there is a sale or liquidation of the company. Preferred stock also frequently carries voting rights and conversion rights into a company’s common stock.

Holders of preferred stock also frequently enter into investor rights agreements with the issuing company, which are highly negotiated and may provide preferred stockholders with certain information and inspection rights, pre-emptive rights (that is, the right to purchase shares in any future offerings), representation on the issuing company’s board of directors and rights to force the redemption of the preferred stock. These agreements may also give the preferred stockholders the right, after a period of years, to require the issuing company to register the common stock into which their preferred stock may be convertible, following which the issuing company’s common stock would be listed for trading by the public. Issuing companies may have the right to redeem, repurchase or refinance the preferred stock before the exercise of registration rights. CH2M HILL intends to seek the right to repurchase any preferred stock that it may issue, although there can be no guarantee that we will be successful in securing such a right.

Q11.         Why do we need to eliminate the restriction on the sale of common stock to non-employees?

A.                        CH2M HILL has been considering alternative sources of capital with the assistance of a financial advisory firm and one attractive source of capital is preferred stock that is convertible into common stock.

Our Certificate of Incorporation currently includes a provision that restricts the issuances of common stock, directly or indirectly, to persons other than employees, directors, consultants or employee benefit trusts.  This means that without an amendment to our Certificate of Incorporation to eliminate this provision, a third party investor could be forced to seek and obtain approval by our stockholders of any conversion of its preferred stock into common stock.  Because we believe such a requirement would deter third party interest in a preferred stock offering, the Board of Directors has recommended that we eliminate this provision.

Q12.         What kind of investor are we targeting for a preferred stock offering?

A.                        Management is seeking to collaborate with one or more investors which possess the following characteristics: (i) large, sophisticated and experienced, (ii) aligned with the company’s long term objectives and mission; (iii) appreciative of the company’s unique culture centered around ethics, integrity, safety and community; and (iv) supportive of CH2M HILL’s unique brand recognition for addressing critical sustainability and environmental issues facing the planet. There is no guarantee, however, that the company will be successful in securing such an investor.

Management’s current intention is to limit the minority investment by one or more sophisticated investors in the aggregate to less than 25% of the company’s outstanding common stock.

Q13.         What level of control could a third party investor have? Would the investor get a seat or seats on the CH2M HILL Board of Directors?

A.                        A third party minority investor would likely have representation on our Board of Directors, but the Board would continue to have a majority of employee directors, as required by our Certificate of Incorporation. Some typical rights of preferred stockholders are discussed above under “What types of rights and preferences would a preferred investor typically seek”.

Q14.         What is the reason for strengthening CH2M HILL’s independence (Proposal 2)?

A.                        Any third party investor would likely gain certain rights in connection with its investment in CH2M HILL, such as the right to vote its shares. Proposal 2 is intended to promote continued control by our current stockholders of key decisions that CH2M HILL may face in the future. For example, if a third party investor wants to acquire CH2M HILL or accumulate a significant amount of CH2M HILL stock without the approval of our Board of Directors, the investor would likely seek an amendment to our Bylaws to permit such actions. Proposal 2 would require the affirmative vote of holders of 66 2/3% of our outstanding stock for any amendment to our Bylaws that is subject to stockholder approval.  This represents an increase in the threshold for obtaining stockholder approval for such action as compared to the current threshold, which is a simple majority of the company’s stockholders (including any third party minority investor).

Q15.         Why does CH2M HILL want to designate the Delaware Court of Chancery as the exclusive forum for certain lawsuits (Proposal 3)?

A.                        The amendment is intended to help CH2M HILL avoid the cost and hassle of multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, our state of incorporation. The Delaware Court of Chancery is widely regarded as the preeminent court for the determination of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, CH2M HILL and its stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts.

Intra-corporate disputes have not traditionally been a significant concern for CH2M HILL because our stockholders consist mostly of current and former employees.  However, with a possible issuance of CH2M HILL capital stock to third party investors and subsequent transfers by such investors, the Board of Directors believes that it is prudent and in the best interest of stockholders to take preventive measures before CH2M HILL and the interests of most of its stockholders are materially harmed by having to defend claims in multiple jurisdictions.

Q16.         Does a preferred stock offering put us on a path toward being privately held by an entity other than the current stockholders?

A.                        No. Employees and former employees will still have a controlling stake in the company if a capital raise is completed, and neither management nor the Board of Directors has any current intention of selling a majority of the company’s outstanding shares to an outside party.  Management is focused on ensuring that the company has adequate capital to be successful in the face of a competitive and challenging market environment.  If we are able to invest and achieve stronger financial performance, the company will have more flexibility in controlling its long term future, including potentially redeeming the preferred shares.

Q17.         Do the amendments mean CH2M HILL is “going public”?

A.                        No. The amendments do not mean that CH2M HILL is going public. They are primarily intended to facilitate a minority investment in CH2M HILL’s capital stock by one or more large sophisticated investors to provide the company with more liquidity and financial cushion.

Q18.         Do the amendments mean the company is for sale?

A.                        No. The amendments do not authorize a sale of the company.

Q19.         Didn’t we already vote on a similar provision regarding preferred stock in 2011?

A.                        Yes.  The 2011 amendments gave us rights to issue preferred stock without stockholder approval, but the Board of Directors believes it’s advisable to clarify and expand upon those provisions to better address current and potential circumstances.  Please see the discussion above “Why do we need to eliminate the restriction on the sale of common stock to non-employees”.

Q20.         Will the stockholders need to approve the third party investor or the terms of any preferred stock issuance?

A.                        No. The Board of Directors will approve any third party investor and the terms of the preferred stock issuance, and further stockholder approval will not be required. The charter amendment set forth in Proposal 1 eliminates the need for stockholder approval of third party investments in CH2M HILL’s common stock or preferred stock that is convertible into common stock. This is the typical approach of widely held Delaware corporations and will permit the Board to implement a third party investment in an orderly, timely manner.

Q21.         Will the stockholders get to see any contract with a preferred investor?

A.                        Yes. If CH2M HILL is successful in negotiating a transaction with a third party investor, we would expect to file the preferred stock terms and the preferred stock purchase agreement with the Securities and Exchange Commission within four business days of execution.

Q22.         Why is preferred stock not being made available for purchase by employees?

A.                        Management and the Board of Directors thought deeply about this.  However, based on the patterns of employee common stock purchases over the past 10 years, management concluded that making the preferred shares available only to employees would not generate the level of funding that the company currently requires.

In addition, allowing employees to purchase preferred shares would require registration of the preferred stock with the Securities and Exchange Commission, which is a costly and time-consuming process.  In contrast, the sale of preferred shares to one or more large sophisticated investors will not require registration with the Securities and Exchange Commission.

Q23.         Since the sale of preferred shares to one or more large sophisticated investors will not require registration, can employees participate if they are accredited investors?

A.                        No. The offering will be restricted to third party investors and will not be offered to current stockholders. We believe that opening up the preferred offering to employees who are accredited investors would likely deter a third party investor, in addition to the reasons noted in the previous question.

Q24.         Has the company considered alternatives to issuing preferred stock to a third party investor?

A.                        Management and the Board of Directors considered several other alternatives to strengthen the company’s current financial condition.  For example, one option was to take on more bank loans, however, this was not deemed to be a prudent decision due to the level of debt that the company currently is carrying.  In addition, the company considered divesting assets in order to generate proceeds that could strengthen the company’s cash position.  As reflected in our recent public announcements, we pursued the sale of our Alaska and Sakhalin Island Oil & Gas business but ultimately decided not to proceed with the transaction for a variety of reasons.  That transaction would have improved but not fully satisfied our need for incremental credit capacity for our company.

Raising preferred equity was deemed to be the best alternative to enable the company to achieve its short and long term goals, for the reasons stated in this document.

Q25.         How does the issuance of preferred stock affect our employee ownership model and program?

A.                        We are committed to employees owning stock in the company, and management believes that a preferred offering to a third party investor improves the operational flexibility and ability to implement our strategy while maintaining our employee ownership.  Employees and former employees will remain the largest group of stockholders following this capital raise, and will continue to drive the culture and performance of the company. We do not have any current intention to change the features of the employee stock ownership model.

Q26.         How do I vote?

A.                       Once you receive your proxy materials, you can vote through the following means:

•                              Online by following the instructions at www.envisionreports.com/ch2m.

•                              Over the phone by calling 1-800-652-8683 (in the U.S., U.S. territories and Canada) or +1 (781) 575-2300 (outside the U.S., U.S. territories and Canada).

•                              If you have requested and received a paper copy of the proxy materials, you can mark, sign, date and return the paper proxy card enclosed with the proxy materials in accordance with the instructions set forth on the paper proxy card; please note that if you vote through the internet or by phone, you do not need to return your proxy card.

•                              In person at the special meeting by delivering your completed proxy card in person or vote in person by completing the ballot form that will be provided.

Q27.         Is there a deadline for voting?

A.                        If you vote online, over the phone or by proxy card, the deadline for voting is 11:59 p.m. Eastern Time on February 15, 2015.

Q28.         Why did I receive more than one set of proxy materials?

A.                        You may receive multiple sets of proxy materials if you hold your CH2M HILL shares in multiple ways, such as directly as a holder of record and indirectly through the CH2M HILL Retirement and Tax Deferred Savings Plan. If you hold your CH2M HILL shares in multiple ways, you should vote your shares as described in each separate set of proxy materials you receive in order to vote all of your shares.

Q29.         How many votes are required for each proposal?

A.                        To be approved, each of the proposed amendments to CH2M HILL’s Certificate of Incorporation set forth in Proposals 1—3 requires the affirmative vote of a majority of CH2M HILL’s issued and outstanding common stock as of January 8, 2015.

Q30.         What happens if I don’t vote?

A.                        If you hold your CH2M HILL shares directly of record (i.e., not through the 401(k) plan) and you do not vote, your shares will not be represented at the special meeting and will not be voted but will count as a vote cast “AGAINST” the proposals. This is because each proposal requires the affirmative vote of a majority of CH2M HILL’s issued and outstanding common stock, so your failure to vote will have the same impact as a vote cast “AGAINST” the proposals.

If you hold your CH2M HILL shares through the 401(k) plan and you do not provide voting instructions to the trustee for the plan, the trustee will vote your shares pro rata in accordance with the voting instructions submitted by all other plan participants.

Q31.         Is it important that I vote?

A.                        Your vote is very important. Even if you own only a few shares, every vote counts in providing greater flexibility to CH2M HILL to strengthen our financial position and to continue investing in our company and our people.